Exhibits 5.1, 8.1 and 23.1
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                        Sidley Austin Brown & Wood LLP
                               787 Seventh Ave.
                           New York, New York 10019
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599






                                                             December 30, 2003

CWMBS, Inc.
4500 Park Granada
Calabasas, California  91302



          Re:  CWMBS, Inc.
               Alternative Loan Trust Resecuritization 2003-23T2R
               Resecuritization Pass-Through Certificates,
               Series 2003-61R
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Ladies and Gentlemen:

     We have acted as special counsel for CWMBS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Resecuritization Pass-Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Trust Agreement dated as of December 26, 2003 (the "Trust Agreement"), among the Company, as depositor, Bear, Stearns & Co. Inc., as underlying certificate seller (the "Underlying Certificate Seller") and The Bank of New York, as trustee (the "Trustee"), securities intermediary (the "Securities Intermediary") and as bank (the "Bank").

     The Certificates will represent the entire beneficial ownership interest in Alternative Loan Trust Resecuritization 2003-23T2R (the "Trust Fund"). The assets of the Trust Fund will consist primarily of a 100% interest in the CWMBS, Inc., Alternative Loan Trust 2003-17T2, Mortgage Pass-Through Certificates, Series 2003-38, Class A-1 Certificates (the "Deposited Underlying Certificates"). The Deposited Underlying Certificates evidence a fractional undivided ownership interest in a trust consisting of a pool of conventional, fixed-rate mortgage loans secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Trust Agreement.

     We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

     Based upon the foregoing, we are of the opinion that:

1. The Trust Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Underlying Certificate Seller and the Trustee, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law. In rendering this opinion, we have relied on the opinion of counsel of Sandor
   E. Samuels, as to matters involving the due authorization, execution and delivery of the Trust Agreement by the Depositor.

2. Assuming that the Certificates have been duly executed and countersigned by the Trustee in the manner contemplated in the Trust Agreement, when delivered and paid for, the Certificates will be validly issued and outstanding and entitled to the benefits of the Trust Agreement.

3. Each REMIC described in the Trust Agreement will qualify as a real estate mortgage investment conduit within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), the Regular Certificates will be treated as regular interests in the Master REMIC, and the Class A-R Certificate will represent ownership of the sole class of residual interest in each REMIC created pursuant to the Trust Agreement, assuming: (i) an election is made to treat the assets of each REMIC as a real estate mortgage investment conduit, (ii) compliance with the Trust Agreement and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder.

     The opinion set forth in paragraph 3 is based upon the current provisions and interpretations of the Code, the Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and case law, any of which can be changed at any time. Any change can be retroactive in application and can modify the legal conclusions upon which the opinion is based. Our opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Trust Agreement or the effect of the transactions on Countrywide Financial Corporation, any member of its federal consolidated group or any of its wholly owned affiliates.

     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal tax laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof.


                                        Very truly yours,

                                           /s/ SIDLEY AUSTIN BROWN & WOOD LLP
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                                               SIDLEY AUSTIN BROWN & WOOD LLP